EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-192897, 333-191211 and 333-139679 on Form S-1 and in Registration Statement Nos. 333-198848, 333-193148, 333-189759, 333-188682, 333-187945, 333-185585, 333-184359, 333-176372, 333-152483, 333-152970, 333-153434 and 333-151075 on Form S-3 and in Registration Statement Nos. 333-197322, 333-190534, 333-193302 and 333-145704 on Form S-8 of CombiMatrix Corporation of our report dated March 17, 2015 relating to our audits of the consolidated financial statements of CombiMatrix Corporation as of and for each of the years ended December 31, 2014 and 2013.

/S/ HASKELL & WHITE LLP

Irvine, California
March 17, 2015